Exhibit 10.1

CENTRAL GARDEN & PET COMPANY

DEFERRED COMPENSATION PLAN

1.	Purpose

The purpose of the Central Garden & Pet Company Deferred Compensation Plan is to allow Eligible Employees of Central Garden & Pet Company and its affiliates that adopt this Plan to defer the receipt of Compensation, to which such Eligible Employees would otherwise be entitled. The Plan is an unfunded nonqualified deferred compensation plan that is intended to qualify for the “top-hat” exemptions provided in, and shall be implemented and administered in a manner consistent with, Sections 201, 301 and 401 of ERISA. Moreover, the Plan is intended to qualify with, and shall be implemented and administered in a manner consistent with, Section 409A of the Code and any valid regulation promulgated thereunder and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.	Definitions

Whenever referred to in this Plan, the following terms shall have the meanings set forth below, except where the context indicates otherwise:

2.1 “Beneficiary” means the individual(s) or entity designated by a Participant to receive any benefit payable upon the death of a Participant.

2.2 “Code” means the Internal Revenue Code of 1986, as amended.

2.3 “Company” means Central Garden & Pet Company, a Delaware corporation.

2.4 “Compensation” means an Eligible Employee’s base salary and incentive bonuses. Compensation shall be determined before taking into account any reduction in taxable income by salary deferral contribution under Code Section 125, 401(k) or under this Plan.

2.5 “Deferral” means the amounts credited to a Participant’s Savings Account under the Plan pursuant to their Deferral election made pursuant to Section 3 of the Plan.

2.6 “Disability” or “Disabled” means either that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to lost for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

2.7 “Distribution Event” means any one of the following: (i) the Participant’s death, (ii) the Participant becoming Disabled, (iii) a Separation from Service, or (iv) the date specified by the Participant.

2.8 “Effective Date” means January 1, 2005 except as otherwise indicated herein. Any amendments shall be effective immediately unless otherwise indicated.

2.9 “Eligible Employee” means a regular employee of an Employer who is selected for participation in the Plan by the Company in its sole discretion. The group of Eligible Employees for any Plan Year will be limited to, and may be more restrictive than, the group of employees who are members of a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA). An individual’s eligibility to participate in the Plan for a Plan Year does not guarantee continued eligibility to participate in any future Plan Year.

2.10 “Employer” means the Company and any entity affiliated with the Company that, with the consent of the Company, adopts this Plan. A list of participating Employers is attached as Exhibit A.

2.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.12 “Key Employee” means an Eligible Employee who meets the criteria in Section 416(i) of the Code (without regard to paragraph 5). “Participant” means a current or former Eligible Employee who has a Savings Account balance.

2.13 “Participant” means a current or former Eligible Employee who has a Savings Account balance.

2.14 “Payment Date” means the earliest of (i) the Participant’s death; (ii) the Participant’s Separation from Service, provided, however, that if the Participant is a “Key Employee,” the Payment Date following a Separation from Service will be six months after the last day of such Participant’s employment with his or her Employer; (iii) the Participant’s Disability; or (iv) upon the occurrence of a “change in event” as defined in Section 409A of the Code and guidance issued thereunder. Notwithstanding the foregoing, Participant’s also shall be allowed to select a date certain as the “Payment Date” in accordance with rules established by the Committee.

2.15 “Plan” means this Deferred Compensation Plan. This Plan is an amendment and restatement of the Company’s Nonqualified Deferred Compensation Agreement (the “Agreement”) and amounts deferred under that Agreement shall be adjusted in accordance with the terms of that Agreement as in effect on December 31, 2004. This amended and restated Plan is effective January 1, 2005.

2.16 “Plan Year” means the calendar year.

2.17 “Savings Account” means an Employee’s bookkeeping account on the Employer’s books to which the Participant’s elective deferrals, and any earnings thereon, are credited.

2.18 “Separation from Service” means the Participant’s termination of employment or service with the Company and all of its affiliated entities.

2.19 “Unforeseeable Emergency” means the occurrence of any one or more of the following: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) the loss of the Participant’s property due to casualty, or (iii) other similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.20 “Valuation Date” means each business day that the NASDAQ is open for business.

3.	Election to Defer

3.1 An Eligible Employee may elect to defer the receipt of Compensation in accordance with such limits as may be established by the Company . The decision of each Eligible Employee to become a Participant shall be entirely voluntary.

3.2 An Eligible Employee may first elect to become a Participant with respect to base salary deferrals by making an irrevocable election to make such deferrals under this Section 3.2 on a such date as may established by the Company which shall be no later than December 31, 2005. An Eligible Employee may elect to defer a bonus by making an irrevocable election before the beginning of the relevant fiscal year. If a bonus qualifies as a “performance-based bonus” under Section 409A of the Code, an election to defer the bonus may be made until 90 days after the beginning of the relevant fiscal year.

3.3 When a person first becomes an Eligible Employee, he or she may elect to become a Participant for the Plan Year in which he or she first became an Eligible Employee, by electing, within thirty (30) calendar days of the date first becoming an Eligible Employee, to make Deferrals under this Section 3.3 of the Plan. An election under this Section 3.3 to make Deferrals shall be effective only for the remainder of the Plan Year (and the Company’s fiscal year in the case of the deferral of a bonus) with respect to which the election is made.

3.4 An Eligible Employee may elect to become a Participant (or to continue or reinstate his or her active participation) in the Plan for any subsequent Plan Year by electing, no later than December 15th (or the next following business day) of the immediately preceding Plan Year, to make Deferrals under the Plan with respect to his or her Compensation. An election under this Section 3.4 to make Deferrals shall be effective only for the Plan Year with respect to which the election is made. Bonus deferral elections must be made before the beginning of the Company’s fiscal year unless the bonus qualifies as a performance-based bonus under Section 409A of the Code or the individual first becomes an eligible Employee.

3.5 An Eligible Employee who has become a Participant shall remain a Participant until his or her entire Savings Account balance is distributed.

3.6 The Deferral election form shall specify a whole percentage of Compensation to be deferred. The Eligible Employee must specify the Payment Date and the form of payment when completing the initial Deferral election form. If the Participant fails to specify a form of payment, then his entire account balance shall be paid in a single lump sum.

3.7 The Deferral election form shall also specify the percentages of such Deferrals that are to receive investment performance attributable to each investment fund. A Participant may change his or her investment fund allocation percentages, both for current allocations and future allocations, by notifying the Company in accordance with such procedures as may be established by the Company. Notwithstanding the foregoing, the Company may establish a default initial measuring investment rate of return.

3.8 Deferrals shall be subject to such tax withholding as is required by applicable law.

4.	Change to Deferral Election

After the beginning of a Plan Year, a Participant shall not be permitted to change or revoke his or her Deferral election for such Plan Year, except to the limited extent provided in Section 409A of the Code and guidance issued thereunder.

5.	Savings Account

5.1 Compensation deferred pursuant to Section 3 shall be credited to the Savings Account within 15 days of the date it otherwise would have been paid.

5.2 The balance credited to each Savings Account shall be credited on each Valuation Date with a return on investment (or charged with an investment loss). The measure of the investment return shall be equal to the proportionate pre-tax gain or loss the Participant’s directed investment would have incurred if it had been invested in one or more of the investment fund(s) identified by the Company. In crediting gains or losses to each Savings Account, the Company may employ such accounting methods as the Company deems appropriate in order to fairly reflect the fair market values of each investment fund. The Company may, but is not required to, actually invest the Participant’s Savings Account pursuant to his or her investment directions. Such directions shall be made in the manner prescribed by the Company on or prior to the dates permitted by the Company.

6.	Payment of Savings Account

6.1 To receive distribution of a portion or all of a Savings Account, a Participant must comply with the rules prescribed by the Company and the terms of this Plan.

6.2 A Participant’s Savings Account shall be valued as of the applicable Payment Date, as defined in Section 2.14. A single lump-sum cash payment shall be made as soon as practicable, but not later than 60 business days after the Payment Date, unless the Participant elects to receive 5 years of substantially equal annual installments. The Participant may elect different forms of payment for a distribution on a specified date certain and for distributions on the occurrence of any other Distribution Event. Notwithstanding the provisions of this Section 6.2, distributions on account of a Participant’s death shall not be made prior to the date the Company, in its sole discretion, receives proper notice of the Participant’s death. All payments shall be subject to reduction to reflect any withholding tax obligations imposed by law.

6.3 If an Employee dies before his or her Savings Account has been distributed, the unpaid balance shall be paid to the Beneficiary designated by the Participant. If no such Beneficiary has been designated, such unpaid balance shall be paid to the Participant’s spouse living at the time of his or her death and if there is no surviving spouse, to the Participant’s estate.

6.4 Prior to the occurrence of a Distribution Event, distribution of the amounts credited to the Participant’s Savings Account may be permitted only in the event of an Unforeseeable Emergency. The amount of any Unforeseeable Emergency distribution shall not exceed the amount necessary to satisfy such Unforeseeable Emergency (plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance (or otherwise) or by liquidation of the Participant’s assets (to the extent such liquidation of assets would not itself cause a severe financial hardship). The Employee shall submit a written request to the Company which shall have sole discretion to determine whether to make an Unforeseeable Emergency distribution from the Participant’s Savings Account, and to determine the amount of such distribution, if any. The Company’s decision on all withdrawals shall be final and binding on all interested parties.

6.5 If the Participant has specified a date certain as the Payment Date, the Participant may postpone such Payment Date, provided (i) that the new date certain the Participant specified is at least 5 years later than the prior specified date and (ii) that the change in the specified date is made at least 12 months before the prior specified date. A change the date certain specified as the Payment Date under this Section 6.5 will be effective 12 months after it is made. A change in the form of payment (from lump sum to installments or vice versa) must be made at least 12 months before payments are scheduled to begin and the payments in the new elected form may not begin for at least 5 years.

7.	Plan Administration

7.1 This Plan shall be adopted by each Employer and shall be administered by the Company.

7.2 This Plan may be amended in any way or may be terminated, in whole or in part, at any time, in the discretion of the Company. No amendment or termination of the Plan shall adversely affect the amount in any Savings Account prior to or as of the effective date of such amendment or termination.

7.3 The Company shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as it deems advisable in the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and deferral elections forms, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Company shall be binding on all persons. The Company has delegated its responsibilities with respect to the administration of the Plan to a committee which shall act on the Company’s behalf.

8.	Funding Obligation

The Plan is unfunded, for tax purposes and for purposes of ERISA. However, the Employer may transfer all amounts credited to each Participant’s Savings Account to an irrevocable grantor Trust to be held, administered and disposed of by the Trustees in accordance with the terms of this Plan. The principal of the trust, and any earnings thereon shall be held separate and apart from other funds of the Employer and shall be used exclusively for the uses and purposes of Participants, and general creditors in the event of insolvency of the Company. Participants will have no preferred claim or beneficial interest in the assets of the trust and are general unsecured creditors of the Company with respect to deferrals hereunder.

9.	Nonalienation of Benefits

No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.

10.	Limitation of Rights

Nothing in this Plan shall be construed to limit in any way the right of any Employer to terminate a Participant’s employment at any time for any reason; nor shall it be evidence of any agreement or understanding, express or implied, that any Employer (i) will employ a Participant in any particular position, (ii) will ensure participation in any incentive programs, or (iii) will grant any awards under such programs.

11.	Applicable Law

This Plan shall be construed and its provisions enforced and administered in accordance with the requirements of ERISA.

EXHIBIT A

PARTICIPATING EMPLOYERS